Exhibit 99.1

SAMSON OIL & GAS CLOSES FOREMAN BUTTE ACQUISITION Denver 1600 hours April 3rd, 2016, Perth 0800 hours April 4th, 2016

Foreman Butte Transaction

Samson Oil and Gas USA, Inc (a wholly owned subsidiary of Samson Oil and Gas Limited) has closed the transaction to acquire the Foreman Butte acquisition.

The acquisition includes oil and gas leases, producing oil and gas wells, currently shut-in wells and associated facilities in North Dakota and Montana for consideration of $16.0 million.

Samson’s existing primary lender has funded $11.5 million of the acquisition price as part of an expanded debt facility. This facility will initially bear an interest rate equal to 6% plus the monthly LIBOR interest rate. The seller has accepted a $4 million promissory note secured by a second lien with a 12 month term and a 10% interest rate.

This acquisition includes the potential for further growth opportunities for Samson through the continued production of the currently producing wells, the workover and stimulation targets of the PDNP wells and, as the oil price continues to improve, the development of numerous PUD locations. The growth potential of this asset is evidenced by the previously disclosed reserve information:

	Oil (MBBL)	Gas (MMCF)	NPV10 (M$)
Proved Developed Producing	2,147.6	1,049.2	$22,754.7
Proved Developed Non-producing	1,188.9	2,240.7	$11,284.2
Proved Undeveloped	3,343.7	2,340.6	$17,609.2
Total Proved	6,680.3	5,630.5	$51,648.1

Oil pricing used in this estimate represents NYMEX WTI prices as at February 1st, adjusted for quality, transportation fees and market differentials. Gas pricing is based on NYMEX Henry Hub prices as at February 1st, adjusted for energy content, transportation fees and market differentials. Prices, before adjustments, are as follows:

Period Ending	Oil Price ($/Barrel)	Gas Price ($/MMBTU)
February 2016	39.63	2.300
December 2016	36.95	2.382
December 2017	42.36	2.725
December 2018	44.93	2.837
December 2019	46.74	2.944
Thereafter	48.07	3.065

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850

Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 200 fully paid Ordinary Shares of Samson. Samson has a total of 2,837 million ordinary shares issued and outstanding (including 230 million options exercisable at AUD 3.8 cents), which would be the equivalent of 14.185 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.85 per ADS on April 1st, 2016, the Company has a current market capitalization of approximately US12.2 million (the options have been valued at an exchange rate of 0.7651). Correspondingly, based on the ASX closing price of A$0.005 for ordinary shares and a closing price of A$0.001 for the 2017 options, on April 1st, 2016, the Company has a current market capitalization of approximately A$14.4 million.

SAMSON OIL & GAS LIMITED TERRY BARR Managing Director	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office)

The reserves quoted in this announcement were estimated by Netherland Sewell & Associates, an independent petroleum reserves engineering consulting firm based on the definitions and disclosures guidelines contained in the Society of Petroleum Engineers, World Petroleum Council, American Association of Petroleum Geologists and Society of Petroleum Evaluation Engineers Petroleum Resources Management Systems.

Information contained in this announcement relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Limited, T M Barr a geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 35 years’ relevant experience in the oil and gas industry.

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850

Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN